CONTACT:          William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
Chairman, President and CEO
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK
AND TRUST CO. REPORTS THIRD QUARTER EARNINGS

SOUDERTON, Pa, October 25, 2006— Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,537,000 or $0.50 basic net income per share for the third quarter ended September 30, 2006. This represents a decrease of 2.5% in net income over the same period ended September 30, 2005. Diluted earnings per share were $0.50 and $0.51 for the three months ended September 30, 2006 and 2005 respectively.

For the nine months ended September 30, 2006, Univest reported net income of $18,766,000 or $1.45 basic net income per share compared to $18,473,000 or $1.43 basic net income per share for the nine months ended September 30, 2005. This net income change represents an increase of 1.6%. Diluted earnings per share were $1.44 and $1.42 for the nine months ended September 30, 2006 and 2005 respectively.

On October 2, 2006, Univest Corporation paid a quarterly cash dividend of $0.20 per share to shareholders of record as of September 5, 2006. This is an increase of $0.01 or 5.26% over the same period last year.

Assets totaled $1,937,397,000 and shareholders’ equity totaled $185,493,000 as of September 30, 2006.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Univest Corporation has three principle subsidiaries: Univest National Bank and Trust Co., Univest Insurance, Inc., which includes a division in Chester County - B.G. Balmer & Co. - and Univest Investments, Inc. For 130 years, Univest has provided community support, leadership, and strong performance in the financial services industry.  Univest serves residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties through a network of 35 financial service centers, 12 retirement community financial service centers, and 41 ATM locations.

—more—

Page 2 - Univest Corporation
Third Quarter Earnings

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UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,

	September 30, 2006	September 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$15,647	$15,201	2.93%

Provision for loan and lease losses	$568	$509	11.6%

Net interest income after
provision for loan and lease losses	$15,079	$14,692	2.6%

Net income	$6,537	$6,702	-2.5%

Net income per share:

Basic	$0.50	$0.52	-3.8%

Diluted	$0.50	$0.51	-2.0%

Dividends per share	$0.20	$0.19	5.3%

	For the Nine Months Ended,

	September 30, 2006	September 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$46,194	$44,048	4.9%

Provision for loan and lease losses	$1,594	$1,409	13.1%

Net interest income after
provision for loan and lease losses	$44,600	$42,639	4.6%

Net income	$18,766	$18,473	1.6%

Net income per share:

Basic	$1.45	$1.43	1.4%

Diluted	$1.44	$1.42	1.4%

Dividends per share	$0.58	$0.53	9.4%

	September 30, 2006	September 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Total assets	$1,937,397	$1,746,675	10.9%

Total shareholders' equity	$185,493	$169,869	9.2%

Total deposits	$1,463,716	$1,342,125	9.1%

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.